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                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (Amendment No. 1) of our report dated August 2, 1996, except as to Note 16, which is as of September 10, 1996 and except as to the pooling of interests with Valley Industries, Inc. and with Squeri Food Service, Inc. which is as of November 14, 1996 relating to the financial statements and financial statement schedules, which appears in U.S. Foodservice's (formerly JP Foodservice, Inc.) Annual Report on Form 10-K/A-1/A-2 for the year ended June 27, 1998. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP
Baltimore, Maryland

August 16, 1999